Exhibit 99.1

Tilly’s, Inc. Appoints Tricia D. Smith as Executive Vice President, Chief Merchandising Officer; Promotes Michael L. Henry to Executive Vice President, Chief Financial Officer

Irvine, CA – September 30, 2019 – Tilly’s, Inc. (NYSE: TLYS) announced today that Tricia D. Smith has been appointed to serve as the Company’s Executive Vice President, Chief Merchandising Officer, effective September 30, 2019. Mrs. Smith will oversee all aspects of the Company’s merchandising operations, including buying, sourcing, and product development, along with coordinating consistency in merchandising experiences both in-store and online.

Prior to joining the Company, Mrs. Smith served as Executive Vice President, General Merchandise Manager of Women’s, Young Contemporary, Designer, and Specialized Apparel at Nordstrom, Inc. (NYSE: JWN) since 2016. During her 25-year tenure at Nordstrom, Mrs. Smith served in a variety of significant merchandise management roles for several of Nordstrom’s departments.

Ed Thomas, Tilly’s President and Chief Executive Officer, stated, “I am excited to have someone of Tricia’s extensive experience joining our Company. Her tremendous track record of growth and strategic leadership will bring great value to Tilly’s as we continue to improve our business.”

The Company also announced today that Michael L. Henry, in recognition of his contributions to the Company, was promoted to the title of Executive Vice President, Chief Financial Officer of the Company.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 231 total stores, including two RSQ pop-up stores, across 33 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the future improvement of our business are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Such risks and uncertainties are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2019, in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael Henry
Executive Vice President, Chief Financial Officer

Exhibit 99.1

(949) 609-5599, ext. 17000
irelations@tillys.com